UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2017

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 708-9808

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On November 13, 2017, ITUS Corporation, through its wholly-owned subsidiary, Certainty Therapeutics, Inc. (“Certainty”), entered into a license agreement (the “Agreement”) with The Wistar Institute of Anatomy and Biology (“Wistar”) pursuant to which Certainty was granted an exclusive, worldwide, royalty-bearing license (the “License”) to use certain intellectual property owned or controlled by Wistar relating to Wistar’s chimeric endocrine receptor targeted therapy technology (such technology being akin to chimeric antigen receptor T-cell technology, the “Licensed Technology”).  ITUS Corporation plans to use the Licensed Technology initially for the development of a treatment for ovarian cancer.  ITUS Corporation may also use the Licensed Technology for the development of treatments for additional solid tumors. The License may be transferred and sublicensed by Certainty, subject to certain exceptions contained in the Agreement.

In consideration for the License, Certainty will make certain cash and equity payments to Wistar. With respect to Certainty’s cash obligations to Wistar, Certainty is required to pay Wistar an initial licensing fee and to make certain milestone payments upon the achievement of various milestones related to the Licensed Technology. Certainty is also required to make certain royalty payments to Wistar based upon net sales from any product derived from the Licensed Technology, with a minimum annual royalty payment payable to Wistar beginning on the first day of the calendar year following the first commercial sale by Certainty of a product derived from the Licensed Technology, and to make certain future maintenance fee payments to Wistar. With respect to Certainty’s equity obligations to Wistar, Certainty issued to Wistar shares of its common stock equal to five percent (5%) of the common stock of Certainty.  Certainty also granted Wistar certain anti-dilution protections, preemptive rights and a right of participation as it relates to Wistar’s ownership interest of Certainty.

            Pursuant to the Agreement, Wistar retained its right to make use of the Licensed Technology for non-commercial, educational, and research purposes and is permitted to grant additional licenses of the Licensed Technology to academic, governmental or non-profit institutions and to other third parties as long as the grant does not encroach upon Certainty’s License.  In addition, in certain instances, if Certainty does not elect to develop and commercialize certain products utilizing the Licensed Technology, Wistar may convert the License to a non-exclusive license and may sublicense the right to develop and commercialize such products to a third party.

The Agreement will remain in effect until such time as the royalty terms related to the Licensed Technology expire, unless terminated earlier. This Agreement may be terminated by Wistar if Certainty fails to fulfill certain of its milestone obligations under the Agreement, fails to make any payments to Wistar when due, upon a material breach of a covenant or agreement, upon bankruptcy, dissolution or cessation of operations, and if Certainty or its affiliates bring a patent challenge against Wistar, all subject to certain cure periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2017

ITUS CORPORATION

By:	/s/ Amit Kumar
Name: Dr. Amit Kumar
Title: President and Chief Executive Officer

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